Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant  |X|

Filed by a party other than the Registrant  |_|

Check the appropriate box:

|_|  Preliminary Proxy Statement

|_|  Confidential, For use of the
           Commission Only (as permitted by Rule
           14a-6(e)(2))

|X|  Definitive Proxy Statement

|_|  Definitive Additional Materials

|_|  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                                KERAVISION, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|  No fee required

|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transactions applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)  Proposed maximum aggregate value of transaction:

(5)  Total fee paid:

|_|  Fee paid previously with preliminary materials:

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                KERAVISION, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            To Be Held On May 4, 1998

TO THE STOCKHOLDERS OF KERAVISION, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of KERAVISION, INC., a Delaware corporation, (the "Company") will be held on Monday, May 4, 1998, at 1:00 p.m., local time, at Embassy Suites, 901 East Calaveras Blvd., Milpitas, California 95035 for the following purposes:

     1. To elect two directors to Class III of the Board of Directors to serve for a term of three years and until their successors are elected and qualified.

     2. To approve the amendment to the Company's 1995 Stock Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 490,000 shares.

     3. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 1998.

     4. To transact such other business as may properly come before the meeting or any postponement or adjournment(s) thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on March 16, 1998 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting and any adjournment(s) thereof.

     All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed Proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if such stockholder returned a Proxy.

                                               FOR THE BOARD OF DIRECTORS


                                               Michael W. Hall
                                               Secretary
Fremont, California
March 30, 1998

--------------------------------------------------------------------------------
                                    IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF A QUORUM IS NOT REACHED, THE COMPANY WILL HAVE THE ADDED EXPENSE OF RE-ISSUING THESE PROXY MATERIALS. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.
THANK YOU FOR ACTING PROMPTLY.
--------------------------------------------------------------------------------

                                KERAVISION, INC.
                               48630 Milmont Drive
                            Fremont, California 94538

                                 PROXY STATEMENT

                                   ----------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

     The enclosed Proxy is solicited on behalf of the Board of Directors of KeraVision, Inc. (the "Company"), for use at the Annual Meeting of Stockholders to be held on Monday, May 4, 1998, at 1:00 p.m., local time, or at any postponement or adjournment(s) thereof, for the purposes set forth herein and in an accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at Embassy Suites, located at 901 East Calaveras Blvd., Milpitas, CA 95035. The Company's telephone number for information regarding that location is (510)353-3000.

     These proxy solicitation materials were mailed to stockholders on or about March 30, 1998. The cost of soliciting these proxies will be borne by the Company.

Revocability of Proxies

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use either (i) by delivering to the Company (Attention: Mark Fischer-Colbrie) a written notice of revocation or a duly executed proxy bearing a later date or (ii) by attending the meeting of stockholders and voting in person.

Voting and Solicitation

Each share of Common Stock entitles its holder to one vote on matters to be acted upon at the Annual Meeting, including the election of directors. Votes cast by proxy or in person at the meeting will be tabulated by the Inspector of Elections (the "Inspector") with the assistance of the Company's transfer agent. The Inspector will also determine whether or not a quorum is present. Except in certain specific circumstances, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law also provides that a quorum consists of a majority of the shares entitled to vote and present in person or represented by proxy. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and as negative votes for purposes of determining the approval of any matter submitted to the stockholders for a vote. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted for the election of directors, for the proposed amendment to the Company's 1995 Stock Plan and for ratification of the appointment of the designated independent auditors and, as the proxy holders deem advisable, on other matters that may come before the meeting, as the case may be with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

     The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

Record Date and Share Ownership

     Only stockholders of record at the close of business on March 16, 1998 are entitled to notice of and to vote at the meeting. At the record date, 12,667,950 shares of the Company's Common Stock, $0.001 par value, were issued and outstanding.


                      PROPOSAL NO. 1: ELECTION OF DIRECTORS

Board of Directors

     The Board of Directors is divided into three classes, with two or three directors in each class. Class I consists of three directors who are serving a three-year term expiring at the Annual Meeting of Stockholders to be held in 1999. Class II consists of two directors who are serving a three-year term expiring at the Annual Meeting of Stockholders to be held in 2000. Class III consists of two directors who are serving a three-year term expiring at this Annual Meeting. In each case, a director serves for the designated term and until his or her respective successor is elected and qualified.

     The following table sets forth certain information with respect to the directors of the Company as of March 16, 1998:

Name of Director             Age          Principal Occupation                         Director Since      Class
----------------             ---          --------------------                         --------------      -----
Kshitij Mohan                53           Corporate Vice President for research            1997               I
                                          and technical services at Baxter
                                          International, Inc.

Arthur M. Pappas             50           Founder of A.M. Pappas & Associates              1997               I

Steven N. Weiss              51           Partner of Montgomery Medical Ventures           1987               I

Charles Crocker              59           Chairman, President and CEO of BEI               1987              II
                                          Technologies, Inc.

Lawrence A. Lehmkuhl         60           Former Chairman, President  and  Chief           1992              II
                                          Executive Officer of St. Jude  Medical,
                                          Inc.

John R. Gilbert              61           Vice-Chairman  of the Board of Directors         1992             III
                                          of the Company

Thomas M. Loarie             51           President,  Chief Executive  Officer and         1987             III
                                          Chairman of the Board of Directors of
                                          the Company

     Kshitij Mohan has served as a director of the Company since January 1997. From 1995 to present, Dr. Mohan has served as Corporate Vice President for research and technical services at Baxter International Inc. Dr. Mohan previously served as a director of device evaluation at the Food and Drug Administration's Center for Devices and Radiological Health. Dr. Mohan holds a B.S. in Physics from Patna University, a M.S. in Physics from University of Colorado, and a Ph. D. in Physics from Georgetown University.

     Arthur M. Pappas has served as a director of the Company since January 1997. In 1994, Mr. Pappas founded the life science and high technology consulting and investment firm of A.M. Pappas & Associates LLC. Mr. Pappas is a former board member of Glaxo Holdings plc and past chairman of Glaxo Far East Ltd., Glaxo Latin America Inc. and Glaxo Canada Inc. Mr. Pappas is currently a director of Quintiles Transnational Corp., GeneMedicine, Inc. and Embrex, Inc. Mr. Pappas holds a B.S. in Biology from Ohio State University and a M.B.A. in Finance from Xavier University.

     Steven N. Weiss has served as a director of the Company since January 1987. Since 1985 he has been a partner of Montgomery Medical Ventures, a venture capital firm. Mr. Weiss has held a number of senior management positions in the medical device industry and holds B.S. and M.S. degrees from City College of New York and an M.B.A. from Fordham University. Mr. Weiss also serves as a director of Innerdyne, Inc. and a number of private companies.

     Charles Crocker has served as a director of the Company since January 1987. Mr. Crocker served as Chairman of the Board of BEI Electronics, Inc. from 1974 to September 27, 1997. As of September 27, 1997, Mr. Crocker serves as Chairman, President and CEO of BEI Technologies, Inc., a diversified electronics company specializing in electronic sensors and motion control products, and as Chairman of the Board of BEI Medical Systems Company (formerly BEI Electronics, Inc.), a medical device company specializing in diagnostic and therapeutic products for the women's healthcare market. He has been President of Crocker Capital, a private venture capital firm, since 1985. Mr Crocker holds a B.S. degree from Standford University and an M.B.A. from the University of California at Berkeley. Mr. Crocker also serves as a Director of BEI Technologies, Inc., BEI Medical Systems Company, Inc., Fiduciary Trust Company International and Pope & Talbot, Inc.

     Lawrence A. Lehmkuhl has served as a director of the Company since August 1992. From 1985 to 1994, Mr. Lehmkuhl was the Chairman, President and Chief Executive Officer of St. Jude Medical, Inc., a medical device manufacturer. Prior to 1985, Mr. Lehmkuhl spent 18 years in management positions with American Hospital Supply Corporation. Mr. Lehmkuhl holds a B.B.A. from the University of Iowa. Mr. Lehmkuhl is also a director of Nutrition Medical, Inc. and Fisher Imaging, Inc.

     John R. Gilbert has served as a director of the Company since April 1992. Mr. Gilbert retired from a 30-year career at Johnson & Johnson, where he served as Vice Chairman of IOLAB Corporation and Vice President of Johnson & Johnson International. From 1981 to 1987, Mr. Gilbert was President of IOLAB Corporation, an international manufacturer and distributor of ophthalmic products. Mr. Gilbert holds a B.S. degree in Industrial Technology from Texas A&M University.

     Thomas M. Loarie has served as President, Chief Executive Officer and Chairman of the Board of Directors of the Company since September 1987. From 1985 until joining KeraVision, Mr. Loarie served as President of ABA BioManagement, a management service firm specializing in medical technology start-ups, and from 1984 to 1985 he served as President of Novacor Medical Corporation, a manufacturer of cardiovascular implants. Prior to 1984, Mr. Loarie held management positions in four divisions of American Hospital Supply Corporation, a manufacturer of healthcare products (now Baxter International), serving most recently as President of the American Heyer-Schulte Division, where he was responsible for bringing several new implantable devices to the markets of neurosurgery, oncology, urology, plastic surgery and wound management as well as rebuilding the company's international business. Mr. Loarie holds a B.S. degree in engineering from the University of Notre Dame and has completed graduate work in business administration at the Universities of Chicago and Minnesota. Mr. Loarie also serves as a director and member of the Executive Committee of the Health Industry Manufacturers Association and as a director of the California Healthcare Institute.


Nominees

     Two directors are to be elected at this Annual Meeting. The Board has nominated the two current members of the Board constituting Class III to be re-elected and to serve a three-year term expiring at the Annual Meeting of Stockholders to be held in 2001. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below, regardless of whether any other names are placed in nomination by anyone other than one of the proxy holders. In the event that any such nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote in their discretion for a substitute nominee. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until his term expires and until his successor has been elected and qualified.

     The names of the nominees, their ages as of March 16, 1998, and certain other information about them are set forth below:

Name of Nominee                         Age      Principal Occupation                                        Director Since
---------------                         ---      --------------------                                        --------------
John R. Gilbert........................ 61       Vice-Chairman of the Board of Directors of the Company            1992
Thomas M. Loarie....................... 51       President, Chief Executive Officer and Chairman of the            1987
                                                 Board of Directors of the Company

     Except as set forth above, each of the nominees has been engaged in the principal occupation set forth next to his name during the past five years. There are no family relationships among the directors or executive officers of the Company.

Board Meetings and Committees

     The Board of Directors of the Company held a total of seven meetings during the year ended December 31, 1997. The Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee. It does not have a nominating committee or a committee performing the functions of a nominating committee.

     The Executive Committee currently consists of directors Crocker, Gilbert, Loarie and Weiss, and held one meeting during the year ended December 31, 1997. The Executive Committee has much of the authority of the full Board of Directors (subject to certain limitations).

     The Audit Committee of the Board of Directors currently consists of directors Pappas and Weiss, and held two meetings during the year ended December 31, 1997. The Audit Committee reviews the Company's internal controls and meets periodically with management and the independent auditors.

     The Compensation Committee of the Board of Directors currently consists of directors Crocker and Lehmkuhl, and held six meetings during the year ended December 31, 1997. The Compensation Committee is responsible for setting and administering the policies for executive compensation and short-term and long-term incentive programs.

     None of the incumbent directors attended fewer than 75% of the aggregate number of meetings of the Board of Directors and of the committees upon which such director served during 1997.

Director Compensation

     The Company currently pays each director who is not an employee $1,000 for each meeting attended of the Board of Directors, $500 if attended by telephone, an annual retainer of $12,000 and reimburses each director for out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors. In addition, pursuant to the terms of a special arrangement with Directors Pappas and Weiss, the Company is obligated to pay Mr. Pappas and Mr. Weiss $19,450 and $26,250, respectively. For 1997, Mr. Crocker, Mr. Gilbert, Mr. Lehmkuhl, Mr. Mohan, Mr. Pappas and Mr. Weiss received $19,500, $19,000, $21,000, $16,500, $15,500 and $25,608, respectively. Nonemployee directors participate in the Company's 1995 Director Stock Option Plan (the "Directors' Plan"), pursuant to which such directors are automatically granted options to purchase shares of Common Stock of the Company on the terms and conditions set forth in the Directors' Plan. During 1997, Messrs. Mohan and Pappas (both new directors as of January 1, 1997) each were granted options to purchase 7,500 shares of Common Stock of the Company under the Directors' Plan at an exercise price of $13.25. Messrs. Crocker, Gilbert, Lehmkuhl and Weiss each were granted options to purchase 2,500 shares of Common Stock of the Company under the Directors' Plan at an exercise price of $9.875 per share.

Involvement  in Certain Legal Proceedings

     Mr. Weiss consented, without admitting or denying any wrongdoing, to the entry of an administrative cease and desist order issued by the Securities and Exchange Commission on July 1, 1997 in connection with allegations that he did not timely file certain reports required as a result of his indirect beneficial ownership in Montgomery Medical Ventures II, L.P., a California limited partnership ("MMV") under Section 16 of the Securities Exchange Act of 1934. Mr. Weiss is a general partner of Montgomery Medical Partners II, L.P., a California limited partnership, and a general partner of MMV. Mr. Weiss has informed the Company that he believes that the alleged untimely filings were inadvertent, and resulted neither in any economic harm to any person nor any economic gain to either Mr. Weiss or MMV.

Recommendation of the Board of Directors

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES LISTED ABOVE.

          PROPOSAL 2: APPROVAL OF THE AMENDMENT TO THE 1995 STOCK PLAN

     The Company's 1995 Stock Plan (the "Stock Plan") was adopted by the Board of Directors on June 1, 1995 and approved by the stockholders in July 1995. In June 1996, the Stock Plan was amended by the Board of Directors to comply with certain requirements of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and the Internal Revenue Code of 1986, as amended (the "Code"). In May 1997, the Board of Directors amended the Stock Plan to comply with certain French laws in order to enable French employees to obtain preferential tax benefits. A total of 800,000 shares of Common Stock have been authorized for issuance under the Stock Plan.

     On February 26, 1998, the Board amended the Stock Plan, subject to stockholder approval, to increase by 490,000 shares the aggregate number of shares authorized for issuance under the Stock Plan (from 800,000 shares to 1,290,000 shares). The amendment was designed to ensure that the Company can continue to grant stock options at levels determined appropriate by the Board. The Board of Directors believes that in order to attract, motivate and retain highly qualified employees and consultants and to provide such employees and consultants with adequate incentive through their proprietary interest in the Company, it is necessary to increase the number of shares available for issuance under the Stock Plan. Stock options serve as an incentive which rewards employees and consultants for their performance and for business successes reflected in stock price appreciation. The proposed 490,000 share increase in the number opf shares reserved for issuance under the Stock Plan represents approximately 3.9% of the number of outstanding shares.

Recommendation of the Board of Directors

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1995 STOCK PLAN

     The essential features of the Stock Plan are outlined below.

General

     The Stock Plan provides for the grant to employees of the Company (including officers and employee directors) of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and for the grant of nonstatutory stock options to employees and consultants of the Company. The purposes of the Stock Plan are to attract and retain the best available personnel for positions of substantial responsibility to provide additional incentives to the employees and consultants of the Company and to promote the success of the Company's business.

Administration

     The Stock Plan is administered by the Compensation Committee of the Board of Directors of the Company (the "Administrator"). The Administrator selects the optionees, determines the number of shares to be subject to each option and determines the exercise price, term and the rate at which the options become exercisable.

 Eligibility

     Under the Stock Plan, employees (including officers and employee directors) may be granted incentive stock options within the meaning of Section 422 of the Code, and employees and consultants may be granted nonstatutory stock options. The Stock Plan provides that the maximum number of shares of Common Stock which may be granted under options to any one employee during any fiscal year shall be 250,000 shares, subject to adjustment as provided in the Stock Plan. In addition, to the extent than an optionee would have the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value (under all plans of the Company and determined for each share as of the date the option to purchase the share was granted) in excess of $100,000, such excess options shall be treated as nonstatutory stock options.

Exercise Price

     The exercise price of all incentive stock options granted under the Stock Plan must be at least equal to 100% of the fair market value of the Common Stock of the Company on the date of grant. The exercise price of all nonstatutory stock options granted under the Stock Plan must be equal to at least 85% of the fair market value of the Common Stock on the date of grant. With respect to any participant who owns stock representing more than 10% of the voting power of all classes of stock of the Company, the exercise price of any stock option granted must equal at least 110% of the fair market value. With respect to any nonstatutory stock option granted to certain executive officers of the Company, the exercise price of such option must be at least equal to the fair market value of the Common Stock of the Company on the date of grant. The fair market value per share is equal to the closing price on the Nasdaq National Market on the date of grant. The exercise price may be paid in such consideration as determined by the Administrator, including, but not limited to cash, check, promissory notes and shares of the Company's Common Stock.

Term

     The Administrator determines the term of options. If an optionee owns stock possessing more than 10% of the voting power of the Company's outstanding capital stock, the term of an option may not exceed five years. The term of incentive stock options may not exceed ten years. The Stock Plan provides that in the event of the termination of an optionee's employment or consulting relationship with the Company, such optionee may exercise any vested options within three months following termination (or such other period of time not exceeding six months, in the case of a nonstatutory stock option following termination as determined by the Administrator). If the optionee was not entitled to exercise the option at the date of such termination, or if the optionee does not exercise such option (which the optionee was entitled to exercise) within the time specified the option shall terminate.

Exercisability

     The Administrator determines when options become exercisable, including any restrictions or limitations such as those based on continued employment.

Adjustment Upon Changes in Capitalization or Merger

     In the event of certain changes in control of the Company, such as a proposed sale of all or substantially all of the Company's assets, or a merger of the Company with or into another corporation, the Stock Plan requires that each outstanding option be assumed or an equivalent option substituted by the successor corporation; provided, however, that the Administrator may, in the exercise of its sole discretion and in lieu of such assumption or substitution, provide for the optionee to have the right to exercise the option as to all or a portion of the stock subject thereto, including shares which would not otherwise be exercisable, or the Administrator may terminate the unvested and unexercised option.

Transferability

     No option may be transferred by the optionee other than by will or the laws of descent or distribution. Each option may be exercised, during the lifetime of the optionee, only by such optionee.

Amendment and Termination of Stock Plan

     The Board of Directors may at any time amend or terminate the Stock Plan, except that such action cannot adversely affect options previously granted without the agreement of any optionee so affected. To the extent necessary and desirable to comply with Rule 16b-3 under the Exchange Act or with Sections 162(m) and 422 of the Internal Revenue Code (or any other applicable law or regulation, including the requirements of any exchange or reporting system on which the Company's Common Stock may then be listed), the Company must obtain stockholder approval of any Stock Plan amendment in such a manner and to such a degree as required. If not terminated earlier, the Stock Plan will terminate in 2005.

Options Granted

     As of December 31, 1997, options for 773,573 shares were outstanding under the Stock Plan and 25,021 shares remained available for future grants. As of December 31, 1997, the aggregate fair market value of shares subject to outstanding options under the Stock Plan was $4,931,528, based upon the closing price of the Common Stock as reported on the Nasdaq National Market on such date. The actual benefits, if any, to the holders of stock options issued under the Stock Plan are not determinable prior to exercise, as the value, if any, of such stock options to their holders is represented by the difference between the market price of a share of the Company's Common Stock on the date of exercise and the exercise price of a holder's stock option.

Tax Information

     The following is only a brief summary of the federal income tax consequences for the optionee and the Company with respect to the grant and exercise of options under the Stock Plan. This summary does not purport to be complete, and does not discuss the tax consequences of the optionee's death or the income tax laws of any municipality, state or foreign country in which an optionee may reside. The Company advises all optionees to consult their own tax advisors with respect to the tax consequences of their participation in the Stock Plan.

     Options granted under the Stock Plan may be either incentive stock options, which are intended to qualify for the special tax treatment provided by Section 422 of the Code, or nonstatutory stock options which will not so qualify.

     If an option granted under the Stock Plan is an incentive stock option, under Federal tax law, an optionee will recognize income upon grant of the option and have no regular taxable liability due to the exercise. However, the excess of the value of the stock subject to the option over the exercise price will be an item of alternative minimum taxable income, which could result in the optionee being subject to the alternative minimum tax for the year of exercise. Upon the sale or exchange of the shares more than two years after grant of the option and more than one year after exercise of the option, any gain will be treated as long-term capital gain. If both of these holding periods are not satisfied (a "disqualifying disposition"), the optionee will recognize ordinary income equal to the difference, if any, between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or
(ii) the sale price of the shares. A different rule for measuring ordinary income upon such a disqualifying disposition may apply if the optionee is also an officer, director, or 10% stockholder of the Company. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a disqualifying disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on whether or not the disposition occurs more than one year after the exercise date.

     All other options which do not qualify as incentive stock options or are not designated as such are referred to as nonstatutory stock options. An optionee will not recognize any taxable income under Federal tax laws at the time he or she is granted a nonstatutory stock option. However, upon its exercise, the optionee will recognize ordinary taxable income measured by the excess of the then fair market value of the shares over the exercise price. A different rule for measuring ordinary income upon exercise may apply if the optionee is an officer, director or 10% stockholder of the Company. The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory stock option. The taxable income recognized by an optionee who is also an employee of the Company will be subject to income and employment tax withholding by the Company by payment in cash by the optionee or out of the optionee's current earnings. Upon resale of such shares by the optionee, any difference between the sale price and the optionee's tax basic (exercise price plus the income recognized upon exercise) are treated as capital gain or loss and will qualify for long-term capital gain or loss treatment if the shares have been held for more than one year after the exercise date.

                PROPOSAL NO. 3: APPROVAL OF INDEPENDENT AUDITORS

     The Board of Directors has appointed the firm of Ernst & Young LLP, independent auditors, to audit the financial statements of the Company for the year ending December 31, 1998. In the event the stockholders do not ratify such appointment, the Board of Directors will reconsider its selection. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to respond to appropriate questions and to make a statement if they desire.

Recommendation of the Board of Directors

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPROVAL OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 1998.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of the Company's Common Stock as of March 16, 1998 as to (i) each person who is known by the Company to beneficially own more than five percent of the Company's Common Stock, (ii) each of the Company's current directors, (iii) each of the executive officers named in the Summary Compensation Table beginning on page 10, and (iv) all directors and executive officers as a group.

                   5% Stockholders, Directors,                              Shares Beneficially Owned(1)
                    Named Executive Officers,                          ---------------------------------------
         and Directors and Executive Officers as a Group                   Number                Percent
------------------------------------------------------------------     ----------------     -------------------
Goldman Sachs & Co..............................................           2,322,404                18.33%
   85 Broad Street
   New York, NY  10004
The Capital Group Companies, Inc................................             795,000                 6.28%
   333 South Hope Street
   Los Angeles, CA  90071
Charles Crocker(2)..............................................             174,942                 1.38%
Darlene E. Crockett-Billig(3)...................................             177,882                 1.40%
John R. Gilbert(4)..............................................              62,366                     *
Lawrence A. Lehmkuhl(5).........................................              24,999                     *
Thomas M. Loarie(6).............................................             540,442                 4.27%
Kshitij Mohan(7)................................................               2,500                     *
Edward R. Newill(8).............................................              26,981                     *
Arthur Pappas(9)................................................              24,500                     *
Patrick Sabaria(10).............................................              36,666                     *
Thomas A. Silvestrini(11).......................................             224,342                 1.77%
Steven N. Weiss (12)............................................              24,900                     *
All directors and officers as a group (11 persons)(13)..........           1,320,520                10.42%

----------

     *Less than 1%

(1) Information with respect to beneficial ownership is based upon information furnished by each director and officer or contained in filings made with the Securities and Exchange Commission. Except as indicated in the footnotes to this table, the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

(2) Includes 55,215 shares held by Fund FBO Charles Crocker and 10,999 shares subject to options exercisable within 60 days after March 16, 1998.

(3) Includes 26,305 shares subject to options exercisable within 60 days after March 16, 1998.

(4) Includes 44,866 shares subject to options exercisable within 60 days after March 16, 1998.

(5) Includes 8,999 shares subject to options exercisable within 60 days after March 16, 1998.

(6) Includes 56,259 shares subject to options exercisable within 60 days after March 16, 1998.

(7) Represents 2,500 shares subject to options exercisable within 60 days after March 16, 1998.

(8) Includes 26,250 shares subject to options exercisable within 60 days after March 16, 1998.

(9) Includes 2,500 shares subject to options exercisable within 60 days after March 16, 1998.

(10) Represents 36,666 shares subject to options exercisable within 60 days after March 16, 1998.

(11) Includes 26,450 shares subject to options exercisable within 60 days after March 16, 1998.

(12) Includes 6,665 shares subject to options exercisable within 60 days after March 16, 1998.

(13) Includes an aggregate of 248,459 shares subject to options held by officers and directors which options are exercisable within 60 days after March 16, 1998.

                             EXECUTIVE COMPENSATION

                           Summary Compensation Table

     The following table shows the compensation received by the Company's Chief Executive Officer and the four most highly compensated executive officers of the Company for 1997, and the compensation received by each such individual for 1996 and 1995.

                                                                                              Long-Term
                                                                                             Compensation
                                                       Annual Compensation                      Awards             All Other(3)
                                             ----------------------------------------- ------------------------- -----------------
                                                                                        Securities Underlying
                                                Year        Salary           Bonus            Options(2)
                                             ---------     --------         -------     ---------------------
Thomas M. Loarie (1)                           1997        $235,000         $26,446            80,327                     --
                                               1996        $309,272(4)           --                --                $50,000
                                               1995        $205,000              --            40,000                     --

Patrick Sabaria (5)                            1997        $206,044         $13,788            40,700                     --
                                               1996        $125,485              --            80,000                     --
                                               1995              --              --                --                     --

Thomas A. Silvestrini                          1997        $175,000         $14,879            34,000                     --
                                               1996        $181,757(4)           --                --                $12,500
                                               1995        $150,000              --            32,000                     --

Edward R. Newill(1)                            1997        $149,692          $8,264            40,100                     --
                                               1996         $91,577              --            60,000                     --
                                               1995              --              --                --                     --

Darlene E. Crockett-Billig (1)                 1997        $145,000         $12,220            28,200                     --
                                               1996        $143,481(4)           --                --                $12,500
                                               1995        $120,000              --            32,000                     --

----------
(1) Includes amounts earned but deferred at the election of the executive under the Company's 401(k) Plan.

(2) Consists of incentive stock options ("ISO") granted pursuant to the Company's 1987 and 1995 Stock Option Plans, of which 6.25% are exercisable at the end of each three month period from the grant date. The maximum term of each option under the 1987 Plan is five years from the date of grant and under the 1995 Plan is ten years from the date of grant. The exercise price is equal to the market value of the stock on the grant date.

(3) This amount represents forgiveness of outstanding principal on certain promissory notes owed to the Company.

(4) These amounts reflect retroactive compensation adjustments made by the Board of Directors in 1996.

(5)  Mr. Sabaria joined the Company on April 8, 1996.

     The following tables set forth information for the named executive officers with respect to grants of options to purchase Common Stock of the Company made in the year ended December 31, 1997 and the value of all options held by such executive officers on December 31, 1997.

                Option Grants During Year Ended December 31, 1997

                                              Individual Grants
                             ----------------------------------------------------------------------------------------------------
                               Number of         % of Total                                           Potential Realizable
                              Securities           Options                                          Value at Assumed Annual
                              Underlying         Granted to        Exercise or                              Rates of
                                Options       Employees during      Base Price     Expiration       Stock Price Appreciation
           Name                 Granted            Year(1)            ($/Sh)         Date              for Option Term(2)
-------------------------    ------------     ----------------      ----------     ---------        ------------------------
                                                                                                       5% ($)        10% ($)
                                                                                                    ---------      ---------
  Darlene Crockett-Billig        28,200              5.75%             $7.375      8/28/2007         $130,883       $331,683
  Thomas M. Loarie                7,827              1.60%            $12.250      2/27/2007           60,299        152,809
  Thomas M. Loarie               72,500             14.79%             $7.375      8/28/2007          336,490        852,732
  Edward R. Newill               40,100              8.18%             $7.375      8/28/2007          186,114        471,649
  Patrick Sabaria                40,700              8.30%             $7.375      8/28/2007          188,899        478,706
  Thomas A. Silvestrini          34,000              6.93%             $7.375      8/28/2007          157,802        399,902

--------------
(1) Based on an aggregate total of 490,342 options granted to employees in 1997.

(2) Potential realizable values are reported net of the option exercise price, but before taxes associated with the exercise, if any. These amounts represent certain assumed rates of appreciation only, in accordance with regulations of the Securities and Exchange Commission. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall market conditions, as well as executives continued employment through the vesting period. There is no assurance that the amounts reflected will be realized.


                  Aggregated Option Exercises in the Year Ended
                  December 31, 1997 and Year-End Option Values

                                                                               Number of                     Value of
                                                                         Securities Underlying              Unexercised
                                                                              Unexercised                  In-the-Money
                                                                              Options at                    Options at
                                         Shares                            December 31, 1997           December 31, 1997(1)
                                      Acquired on          Value             Exercisable/                  Exercisable/
            Name                        Exercise         Realized            Unexercisable                 Unexercisable
----------------------------            --------         --------            -------------                 -------------
   Thomas M. Loarie                      10,500           $47,250           78,967/ 90,860                  $147,631/$0

   Thomas A. Silvestrini                 28,497          $128,237           22,400/43,600                      $0/$0

   Darlene Crockett-Billig                 --               --              42,926/37,800                   $39,167/$0

   Edward R. Newill                        --               --              22,500/77,600                      $0/$0

   Patrick Sabaria                         --               --              25,833/94,867                      $0/$0

--------------

(1) The fair market value of the Company's Common Stock (as reported on the Nasdaq National Market) at the close of business on December 31, 1997 was $6.375.

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Compensation Report and the Performance Graph shall not be incorporated by reference into any such filings.

                          COMPENSATION COMMITTEE REPORT


     The following is a report of the Compensation Committee of the Board of Directors (the "Committee") describing the compensation policies applicable to the Company's executive officers during the year ended December 31, 1997. The Committee recommends salaries, incentives and other forms of compensation for directors, officers and other employees of the Company, administers the Company's various incentive compensation and benefit plans (including stock plans) and recommends policies relating to such incentive compensation and benefit plans. Executive officers who are also directors have not participated in deliberations or decisions involving their own compensation.

Compensation Policy

     The Company's executive officer compensation philosophies are designed to attract, motivate and retain senior management by providing an opportunity for competitive, performance-based compensation. Executive officer compensation consists of competitive base salaries and stock-based incentive opportunities in the form of options to purchase the Company's Common Stock. The Company currently does not contribute to any retirement programs on behalf of its employees, including executive officers.

Base Salaries for 1997

     In establishing compensation guidelines with respect to base salary, the Company utilized data from various surveys prepared by independent firms to assist it in setting salary levels competitive with those of other medical industry companies. While it is the Committee's intent to continue to review periodically base salary information to monitor competitive ranges within the applicable market, including consideration of the Company's geographic location and individual job responsibilities, it is further the intent of the Committee to maintain a close relationship between the Company's performance and the base salary component of its executive officers' compensation.

Stock Option Awards for 1997

     The Company's 1995 Stock Option Plan provides for the issuance of stock options to officers and employees of the Company to purchase shares of the Company's Common Stock at an exercise price equal to the fair market value of such stock on the date of grant. The Company's stock options typically vest ratably over a period of four years. Stock options are granted to the Company's executive officers and other employees both as a reward for past individual and corporate performance and as an incentive for future performance. The Committee believes that stock-based performance compensation arrangements are essential in aligning the interests of management and the stockholders in enhancing the value of the Company's equity.

Compensation of the Chief Executive Officer

     The  compensation  for Thomas M.  Loarie,  the  Company's  Chief  Executive
Officer ("CEO") is determined based on a number of factors, including comparative salaries of CEO's of medical companies in the Company's peer group, the CEO's individual performance and the Company's performance as measured against the stated objectives. The CEO's total compensation package includes stock option grants with the goal of motivating leadership for long-term Company success and providing significant reward upon achievement of Company objectives and enhancing stockholder value. As with other executives, size of option grants is also based on a review of competitive survey data. The 1997 compensation of Thomas M. Loarie consisted of base salary, bonus and stock options. See "Executive Compensation -- Summary Compensation Table."

Deductibility of Executive Compensation

     The Committee has considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which section disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the CEO and four other most highly compensated executive officers, unless such compensation meets the requirements for the "performance-based" exception to the general rule. Since the cash compensation paid by the Company to each of its executive officers is expected to be well below $1 million and the Company believes that options granted under the Company's 1987 and 1995 Stock Option Plans will meet the requirements for qualifying as performance-based, the Committee believes that this section will not affect the tax deductions available to the Company. It will be the Committee's policy to qualify, to the extent reasonable, the executive officers' compensation for deductibility under applicable tax law.



                                        SUBMITTED BY THE COMPENSATION COMMITTEE
                                        OF THE BOARD OF DIRECTORS

                                        Charles Crocker
                                        Lawrence A. Lehmkuhl

Performance Graph

     The following graph compares the cumulative total stockholder return, assuming reinvestment of all dividends, for the Company's Common Stock at December 31, 1997 since July 28, 1995 (the date on which the Company's stock was first registered under Section 12 of the Securities Exchange Act of 1934) to the cumulative return over such period of (i) the U.S. Index for the Nasdaq National Market and (ii) the S&P Health Care Composite Index. The graph assumes that $100 was invested on July 28, 1995 in the Common Stock of the Company and in each of the comparative indices. The graph further assumes that such amount was initially invested in the Common Stock of the Company at a price per share of $13.50, the price to which such stock was first offered to the public by the Company on that date. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

                           Comparison of Total Return

          AMONG KERAVISION, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                     AND THE S & P HEALTH CARE SECTOR INDEX

                                                    Cumulative Total Return
                                                  ------------------------------
                                                  7/28/95  12/95   12/96   12/97

Keravision Inc                 KER                 100       93     102      47

NASDAQ STOCK MARKET (U.S.)     INAS                100      113     139     171

S & P HEALTH CARE SECTOR       IHCC                100      129     156     224

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company has issued 394,678 shares of Common Stock to Thomas M. Loarie, 149,495 shares of Common Stock to Thomas A. Silvestrini, 108,121 shares of Common Stock to Darlene Crockett-Billig and 15,000 shares of Common Stock to Mark D. Fischer-Colbrie, each of whom is an executive officer of the Company, in exchange for promissory notes at interest rates ranging from 3.7% to 7.4%. As of March 16, 1998 pursuant to the terms of such promissory notes, the officers were indebted to the Company in the amounts of $442,788.91, $212,212.03, $137,944.10 and $29,463.37, respectively. In October 1996, the Board of Directors forgave principal in the amount of $50,000, $12,500, $5,000 and $12,500 owed to the Company by each of Messrs. Loarie, Silvestrini, Fischer-Colbrie and Ms. Crockett-Billig, respectively, under certain promissory notes. The shares were issued pursuant to restricted stock purchase agreements under the Company's 1987 Stock Purchase Plan at the fair market value of the Common Stock of the Company on the date of grant.

     In May 1997, the Company entered into Change of Control Agreements with each of its executive officers. Pursuant to the terms of the agreements, in the event of a change in control of the Company, the executive officers are entitled to certain severance benefits, including acceleration of vesting, continuation of salary, bonus and other benefits.

     In January 1997, the Company entered into a three year employment agreement with Thomas M. Loarie. Pursuant to the terms of the agreement, Mr. Loarie is entitled to receive annual base salary of $250,000, an option to purchase 7,827 of common stock, a performance bonus of up to 50% of base salary, additional benefits and 18 months base salary compensation in the event of involuntary termination of employment.

     In January 1996, the Company entered into a Consulting  Agreement with John
R. Gilbert, one of the Company's directors. This agreement provides for an annual consulting fee of $80,000 to be paid to Mr. Gilbert. For the year ended December 31, 1997, the Company paid Mr. Gilbert $80,000.

     The Company has entered into separate indemnification agreements with each of its directors and executive officers that may require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or services as director or officer and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

     The terms of the transactions described above were negotiated at arms length such that the terms were as favorable to the Company as could have been obtained from an unaffiliated third party.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, all of these filing requirements have been satisfied with the following exception: Mr. Loarie was late in filing a Form 4 for the month of December 1997 in connection with his exercise of an option. In making this statement, the Company has relied solely upon review of the copies of such reports furnished to the Company and written representations from its officers and directors that no other reports were required.

                       DEADLINE FOR RECEIPT OF STOCKHOLDER
                        PROPOSALS FOR 1999 ANNUAL MEETING

     Proposals of stockholders that are intended to be presented by such stockholders at the Company's 1999 Annual Meeting must be received by the Company no later than December 2, 1998 in order that such proposals may be included in the proxy statement and form of proxy relating to that meeting.

                                  OTHER MATTERS

     The Board of Directors knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, then the persons named in the enclosed form of proxy will vote the shares they represent in such manner as the Board may recommend.


                                            BY ORDER OF THE BOARD OF DIRECTORS


                                            Michael W. Hall
                                            Secretary

Dated:  March 30, 1998


     A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 1997 is available without charge upon written request to Investor Relations, KeraVision, Inc., 48630 Milmont Drive, Fremont, California, 94538.

                                  DETACH HERE


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                KERAVISION, INC.

                       1998 ANNUAL MEETING OF STOCKHOLDERS


     The undersigned stockholder of KeraVision, Inc., a Delaware corporation, hereby acknowledged receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 30, 1998, and hereby appoints Thomas M. Loarie and Mark D. Fischer-Colbrie, or either of them, as proxies and attorneys-in-fact with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1998 Annual Meeting of Stockholders of KeraVision, Inc. to be held on Monday, May 4, 1998 at 1:00 p.m., local time, at Embassy Suites, 901 East Calaveras Blvd., Milpitas, California, and at any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side, and in their discretion, upon such other matter or matters that may properly come before the meeting and any adjournment(s) thereof.

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SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
   SIDE                                                                 SIDE
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

                                   DETACH HERE


|X| Please mark
    votes as in
    this example.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF THE CLASS III DIRECTORS TO SERVE FOR A TERM OF THREE YEARS; (2) FOR APPROVAL OF AN AMENDMENT TO THE COMPANY'S 1995 STOCK PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE THEREUNDER BY 490,000 SHARES; (3) FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

1.   Election of         FOR       WITHHELD              Nominees:
     Directors           |_|         |_|                 John R. Gilbert
                                                         Thomas M. Loarie

     |_|
          ---------------------------------------
          For both nominees except as noted above

2.   To approve an amendment to the Company's 1995     FOR    AGAINST   ABSTAIN
     Stock Plan to  increase  the number of shares     |_|      |_|       |_|
     of  Common   Stock   reserved   for  issuance
     thereunder by 490,000 shares

3.   To ratify  the  appointment  of Ernst & Young     FOR    AGAINST   ABSTAIN
     LLP as the Company's independent auditors for     |_|      |_|       |_|
     the year ending December 31, 1998


     MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT                        |_|


NOTE: This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned in the enclosed envelop. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or community property, both should sign.


Signature:                                                      Date:
          -----------------------------------------------------      ----------


Signature:                                                      Date:
          -----------------------------------------------------      ----------